                                                                        Exh 10.5

                     SETTLEMENT AGREEMENT AND MUTUAL RELEASE

     This Settlement Agreement and Mutual Release is entered into by and between Tricord Systems, Inc. ("Tricord") and Audio Highway, Inc. ("Audio Highway") this 24th day of April, 1998.

     WHEREAS, Audio Highway contends that Tricord made misrepresentations which permit Audio Highway to withhold payment for the computer parts and permit Audio Highway to rescind the purchase; and

     WHEREAS, Audio Highway initiated a lawsuit against Tricord in Federal District Court for the Northern District of California (the "Lawsuit") and Tricord asserted Counterclaims against Audio Highway; and

     WHEREAS, Tricord and Audio Highway are desirous of resolving their disputes.

     NOW, THEREFORE, the parties hereto agree as follows:

1. Audio Highway agrees to pay Tricord $147,857 upon the signing of this Settlement Agreement and Mutual Release. Payments to be wire transferred to Tricord according to the following schedule: An initial $47,857 payment not later than 31 May 1998. Four equal payments of $25,000 due 30, 60, 90 and 120 days respectively after the initial payment (30 June 1998, 31 July 1998, 31 August 1998, and 30 September 1998).

2. Tricord agrees to release and dismiss with prejudice its claims, including interest, against Audio Highway.

3. Audio Highway agrees to release and dismiss with prejudice its claims against Tricord.

4.   Audio Highway and Tricord agree to pay their own attorneys' fees and costs.

5. As additional consideration for the payments defined in paragraph 1, Tricord will provide the following upgrades and services to Audio Highway. The upgrades will be provided after Tricord receives the third Audio Highway payment (31 July 1998) as set forth in paragraph 1.

     a. Upgrade the 8 CPU 166MHz computer system to an 8 CPU 200MHz configuration.

     b. Upgrade each of the two 2-CPU 100MHz computer systems to 4-CPU 100MHz configuration.
     c. Provide two days of on-site installation and consulting service to upgrade the systems. Provide a senior field engineer experienced in computers and networks.
     d. Provide one seat in the course for Certified Tricord Engineer (CTE) training. Schedule to be mutually agreed.

6. Audio Highway and Tricord will mutually agree on the schedule for the upgrades and training as set forth in paragraph 5.

7. By execution of this Settlement Agreement and Mutual Release, Tricord does hereby forever and fully discharge and release Audio Highway, including where applicable, its shareholders, employees, representatives, agents, attorneys, successors and assigns, from any and all liability, claims demands, actions, causes of action, suits, grievances, arbitrations, costs, disbursements, attorneys' fees and all other claims of every kind and nature whatsoever, whether in law or in equity, and however arising out of or related to the subject matters of the Lawsuit, which against Audio Highway it ever had, now has, or in the future may have, up to the date of this Settlement Agreement and Mutual Release concerning or arising out of all matters that were asserted, or could have been asserted, by Tricord in the Lawsuit.

8. By execution of this Settlement Agreement and Mutual Release, Audio Highway hereby forever and fully discharges and releases Tricord, its shareholders, employees, representatives, agents, attorneys, successors and assigns, from any and all liability, claims, demands, actions, causes of action, suits, grievances, arbitrations, costs, disbursements, attorneys' fees and all other claims of every kind and nature whatsoever, whether in law or in equity, and however arising out of or related to the subject matters of the Lawsuit, which against Tricord it ever had, now have, or in the future may have, up to the date of this Settlement Agreement and Mutual Release concerning or arising out of all matters that were asserted, or could have been asserted, by Audio Highway in the Lawsuit.

9. It is a further condition of the consideration hereof, and is the intention of the parties in executing this instrument that the same shall be effective as a bar as to each and every claim, demand and cause of action hereinabove specified and, in furtherance of this intention, the parties hereby expressly waive any and all rights or benefits conferred by the provisions of Section 1542 of the California Civil Code and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and causes of actions, if any, or specifically relating to any claims, demands and causes of actions hereinabove specified. Section 1542 provides:

               "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR"

     The parties acknowledge that they may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, the parties hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts. The parties acknowledge that they understand the significance and consequence of such release and such specific waiver of Section 1542.

10. Audio Highway and Tricord represent that they have not assigned or in any way conveyed or encumbered to any person or entity any claim or part of any claim they may have had against the other.

11. It is understood and agreed that the parties are settling disputed claims and that nothing set forth in this Settlement Agreement and Mutual Release is intended as or may be construed as an admission of fault, liability or wrongdoing of Audio Highway or Tricord.

12. This Settlement Agreement and Mutual Release sets forth the entire agreement and understanding of the parties with respect to the Lawsuit and supersedes all prior agreements, arrangements and understandings between the parties with respect to the settlement of the Lawsuit.

13. This Settlement Agreement and Mutual Release shall not be amended or modified except in writing signed by the parties.

14. The parties agree that they have fully consulted with their counsel regarding the effect of this Settlement Agreement and Mutual Release.

15. The undersigned signatories on behalf of the respective parties are duly authorized to execute this Settlement Agreement and Mutual Release as a document fully binding upon the company on behalf of which it is signed.


Dated: April 24, 1998         Tricord Systems, Inc.


                                     By:  /s/ C. E. Pearsall


                                     Its Vice President for Engineering


Dated: April 24, 1998         AUDIO HIGHWAY


                                     By: /s/ N. M. Schulhof


                                     Its President